151 Farmington Avenue Hartford, Conn. 06156	Media Contact: Fred Laberge 860-273-4788 labergear@aetna.com
Investor Contact: Kim A. Keck 860-273-1327 keckka@aetna.com

News Release _________________________________________________________

AETNA REPORTS SECOND QUARTER 2010 RESULTS

•
Second-quarter 2010 operating earnings per share (1) were $1.05; operating earnings per share were $0.75 excluding favorable prior-period reserve development, (2) compared to the Thomson-First Call mean of $0.74

•	Net income per share for the second quarter 2010 was $1.14
•	Commercial medical benefit ratio was 80.1 percent; Commercial medical benefit ratio was 83.2 percent excluding prior-period reserve development(2), which related primarily to first quarter 2010
•	Medical membership totaled 18.6 million members at June 30, 2010
•	Aetna now projects 2010 operating earnings per share of $3.05 to $3.15 (3)

HARTFORD, Conn., July 27, 2010 ― Aetna (NYSE: AET) today announced second-quarter 2010 operating earnings (1) of $450.2 million, or $1.05 per share, an increase of 54 percent over 2009.  The increase was largely the result of a higher Commercial underwriting margin from favorable prior-period reserve development and improved underlying performance, partially offset by lower Commercial Insured membership.  Second-quarter results included favorable prior-period reserve development of $0.30 per share, primarily from first quarter 2010 incurred health care costs.  Excluding prior-period reserve development, second quarter 2010 operating earnings per share were $0.75. (2)

For the first half of 2010, operating earnings per share were $2.03, including $0.22 per share of favorable prior-period reserve development from 2009 incurred health care costs.

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Second Quarter Financial Results at a Glance

	Three Months Ended June 30,
(Millions, except per share results)	2010	2009	Change
Revenue, excluding net realized capital gains (4)	$ 8,502.4	$ 8,657.6	(2)%
Net realized capital gains, net of taxes	27.8	13.2	111%
Operating earnings	450.2	308.5	46%
Net income	491.0	346.6	42%

Per share results:
Operating earnings	$ 1.05	$ .68	54%
Net income	1.14	.77	48%

Weighted average common shares - diluted	430.2	450.7

"Our second-quarter results reflect the positive impact of disciplined, focused initiatives to improve our performance,” said Ronald A. Williams, chairman and CEO. "Going forward, our focus on performance improvement will enable us to continue to make investments that help address the challenges our customers face with respect to affordability and quality in health care.

“Aetna's leadership in helping to build a better, more information-driven health care marketplace has been a fundamental dimension of our strategy during the past decade, and it continues to evolve. For example, last quarter we expanded the availability of our payment estimator, an innovative decision support tool, to our entire customer base. This will create a unique level of cost transparency for our customers at a time when they face significant challenges."

“Our improved performance in the first half of 2010, along with a strong capital position, gives us confidence in our ability to execute on our goals,” said Joseph M. Zubretsky, executive vice president and CFO. “We expect the remainder of 2010 will reflect the impact of business investments for future profitable growth, as well as the need to prepare for health care reform and regulatory changes. As a result, we now project full-year 2010 operating results per share to be in the range of $3.05 to $3.15.”

Health Care business results
Health Care, which provides a full range of insured and self-insured medical, pharmacy, dental and behavioral health products and services, reported:
•
Operating earnings of $467.4 million for the second quarter of 2010, compared to $336.0 million for the corresponding period in 2009.  The increase in operating earnings reflects $199 million ($128 million after tax) of favorable prior-period reserve development, primarily

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related to first quarter 2010 incurred health care costs, and improved underwriting margins, partially offset by lower Commercial Insured membership in 2010.  Second quarter 2009 operating earnings included $65 million ($42 million after tax) of unfavorable prior-period development.

•
Revenues for the second quarter of 2010 decreased by 2 percent to $7.9 billion from $8.0 billion for the second quarter of 2009.  This decrease was primarily due to a decline in premium revenue resulting from lower Commercial Insured membership and a slight decline from the mix of business, partially offset by premium rate increases.

•	Medical benefit ratios ("MBRs") for second-quarter 2010 and 2009 were as follows:

	2010	2009
Commercial	80.1%	85.9%
Medicare	86.4%	89.4%
Medicaid	89.2%	92.2%
Total	81.8%	86.8%

➢
Excluding prior-period reserve development, the Commercial MBRs (2) were 83.2 percent and 84.6 percent for the second quarter of 2010 and 2009, respectively.  Commercial medical costs include favorable development of prior-period health care cost estimates of approximately $160 million in 2010 (primarily related to first quarter 2010 incurred health care costs) and unfavorable development of prior-period health care cost estimates of approximately $65 million in 2009.

➢
Medicare and Medicaid medical costs for the second quarter of 2010 include $34 million and $5 million, respectively, of favorable prior-period reserve development.  In the second quarter of 2009, favorable prior-period reserve development for Medicare was $13 million and unfavorable prior-period reserve development for Medicaid was $13 million.

•	Year-to-date 2010 Commercial MBR was 80.6 percent, or 81.5 percent excluding favorable prior-period reserve development from 2009 incurred health care costs.
•
Sequentially, second-quarter medical membership decreased by 86,000 to 18.602 million; pharmacy benefit management services membership decreased by 90,000 to 9.695 million; and dental membership decreased by 41,000 to 13.912 million.

•	Net income of $494.6 million for the second quarter of 2010 compared with $362.8 million for the second quarter of 2009.

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Group Insurance business results
Group Insurance, which includes group life, disability and long-term care products, reported:
•	Operating earnings of $44.4 million for the second quarter of 2010, compared with $42.5 million for the second quarter of 2009.
•	Net income of $50.5 million for the second quarter of 2010, compared with $52.0 million for the second quarter of 2009.
•
Revenues, excluding net realized capital gains,(4) for the second quarter of 2010 were $517.0 million, compared with $535.7 million for the second quarter of 2009.  Total revenue, which includes net realized capital gains, was $526.5 million in 2010 and $545.2 million in 2009.

Large Case Pensions business results
Large Case Pensions, which manages a variety of discontinued and other retirement and savings products, primarily qualified pension plans, reported:
•	Operating earnings of $6.1 million for the second quarter of 2010, compared with $7.7 million for the second quarter of 2009.
•	Net income of $13.6 million for the second quarter of 2010, compared with $9.5 million for the second quarter of 2009.

Total company results
•
Revenues excluding net realized capital gains (4) decreased 2 percent to $8.5 billion for the second quarter of 2010, compared with $8.7 billion for the second quarter of 2009.  This decrease primarily reflects a decline in Health Care premium revenue primarily due to lower Commercial Insured membership in 2010 and a slight decline from the mix of business, partially offset by premium rate increases.

•
Total Operating Expenses (1) were $1.6 billion for the second quarter of 2010, $75.9 million higher than the second quarter of 2009.  The operating expense ratio (5) was 18.6 percent in 2010 and 17.4 percent in 2009.  Including net realized capital gains and litigation-related insurance proceeds, these percentages were 18.2 percent and 16.9 percent for 2010 and 2009, respectively.

•	Corporate Financing Interest Expense was $39.4 million and $39.5 million after tax for the second quarter of 2010 and 2009, respectively.

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•	Net Income was $491.0 million for the second quarter of 2010, compared with $346.6 million for the second quarter of 2009.
•
Pre-tax Operating Margin (6) was 9.2 percent for the second quarter of 2010, compared with 6.3 percent for the second quarter of 2009.  For the second quarter of 2010, the after-tax net income margin was 5.7 percent compared to 4.0 percent for 2009.

•	Share Repurchases totaled 7.8 million shares at a cost of $229 million in the second quarter of 2010.

Aetna’s conference call to discuss second quarter 2010 results will begin at 8:30 a.m. ET on Wednesday, July 28th.  The public may access the conference call through a live audio webcast available on Aetna’s Investor Information link on the Internet at www.aetna.com. Financial, statistical and other information, including GAAP reconciliations, related to the conference call also will be available on Aetna’s Investor Information web site.

The conference call also can be accessed by dialing 800-946-0706 or 719-457-2629 for international callers. The company suggests participants dial in approximately 10 minutes before the call. The access code is 7054750. Individuals who dial in will be asked to identify themselves and their affiliations.

A replay of the call may be accessed through Aetna’s Investor Information link on the Internet at www.aetna.com or by dialing 888-203-1112, or 719-457-0820 for international callers. The replay access code is 7054750. Telephone replays will be available from 11:00 a.m. ET on July 28, 2010 until midnight ET on August 11, 2010.

About Aetna

Aetna is one of the nation’s leading diversified health care benefits companies, serving approximately 35.8 million people with information and resources to help them make better informed decisions about their health care. Aetna offers a broad range of traditional and consumer-directed health insurance products and related services, including medical, pharmacy, dental, behavioral health, group life and disability plans, and medical management capabilities and health care management services for Medicaid plans. Our customers include employer groups, individuals, college students, part-time and hourly workers, health plans, governmental units, government-sponsored plans, labor groups and expatriates. For more information, see www.aetna.com.

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Consolidated Statements of Income

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
(Millions)	2010	2009	2010	2009
Revenue:
Health care premiums	$ 6,915.2	$ 7,030.5	$ 13,810.3	$ 14,022.7
Other premiums	460.5	475.9	935.2	961.0
Fees and other revenue	873.0	892.4	1,772.8	1,785.4
Net investment income	253.7	258.8	528.9	508.0
Net realized capital gains	43.4	13.2	120.1	8.4
Total revenue	8,545.8	8,670.8	17,167.3	17,285.5

Benefits and expenses:
Health care costs	5,658.6	6,102.4	11,349.6	11,906.6
Current and future benefits	480.7	503.8	1,007.7	1,007.1
Operating expenses:
Selling expenses	302.5	303.8	624.0	626.3
General and administrative expenses	1,255.6	1,160.2	2,451.3	2,390.0
Total operating expenses	1,558.1	1,464.0	3,075.3	3,016.3
Interest expense	60.7	60.7	121.6	122.2
Amortization of other acquired intangible assets	24.2	24.5	48.6	49.0
Total benefits and expenses	7,782.3	8,155.4	15,602.8	16,101.2

Income before income taxes	763.5	515.4	1,564.5	1,184.3
Income taxes	272.5	168.8	510.9	399.9
Net income	$ 491.0	$ 346.6	$ 1,053.6	$ 784.4

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Summary of Results

	For the Three Months			For the Six Months
	Ended June 30,			Ended June 30,
(Millions)	2010	2009	Change	2010	2009	Change
Operating earnings, excluding prior-period reserve development	$ 322.6	$ 350.8	(8)%
Favorable (unfavorable) development of
prior-period heath care cost estimates	127.6	(42.3)
Operating earnings	450.2	308.5	46%	$ 880.8	$ 751.1	17%
Litigation-related insurance proceeds	13.0	24.9		58.5	24.9
Net realized capital gains	27.8	13.2		114.3	8.4
Net income (GAAP measure)	$ 491.0	$ 346.6	42%	$ 1,053.6	$ 784.4	34%

Weighted average common shares - basic	423.0	442.8		427.2	447.7

Weighted average common shares - diluted	430.2	450.7		434.9	456.1

Per Common Share
Operating earnings, excluding prior-period reserve development	$ .75	$ .77	(3)%
Favorable (unfavorable) development of
prior-period heath care cost estimates	.30	(.09)
Operating earnings	1.05	.68	54%	$ 2.03	$ 1.65	23%
Litigation-related insurance proceeds	.03	.06		.13	.05
Net realized capital gains	.06	.03		.26	.02
Net income (GAAP measure)	$ 1.14	$ .77	48%	$ 2.42	$ 1.72	41%

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Segment Information (7)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
(Millions)	2010	2009	2010	2009
Health Care:
Revenue, excluding net realized capital gains (losses)	$ 7,864.3	$ 7,987.9	$ 15,737.5	$ 15,940.2
Net realized capital gains (losses)	22.4	1.9	67.8	(3.9)
Total revenue (GAAP measure)	$ 7,886.7	$ 7,989.8	$ 15,805.3	$ 15,936.3

Commercial Medical Benefit Ratio:
Premiums	$ 5,148.4	$ 5,370.0	$ 10,291.8	$ 10,692.0
Health care costs (GAAP measure)	$ 4,124.1	$ 4,611.0	$ 8,293.5	$ 8,957.3
Favorable (unfavorable) development of
prior-period heath care cost estimates	160.4	(65.4)	91.6
Health care costs, excluding prior-period development (2)	$ 4,284.5	$ 4,545.6	$ 8,385.1

Commercial MBR (GAAP measure)	80.1%	85.9%	80.6%	83.8%
Commercial MBR, excluding prior-period reserve development	83.2%	84.6%	81.5%

Operating earnings	$ 467.4	$ 336.0	$ 927.5	$ 805.4
Litigation-related insurance proceeds	13.0	24.9	58.5	24.9
Net realized capital gains (losses)	14.2	1.9	70.5	(3.9)
Net income (GAAP measure)	$ 494.6	$ 362.8	$ 1,056.5	$ 826.4

Group Insurance:
Revenue, excluding net realized capital gains	$ 517.0	$ 535.7	$ 1,046.9	$ 1,062.9
Net realized capital gains	9.5	9.5	35.7	13.5
Total revenue (GAAP measure)	$ 526.5	$ 545.2	$ 1,082.6	$ 1,076.4

Operating earnings	$ 44.4	$ 42.5	$ 72.9	$ 84.6
Net realized capital gains	6.1	9.5	31.0	13.5
Net income (GAAP measure)	$ 50.5	$ 52.0	$ 103.9	$ 98.1

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Segment Information continued (7)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
(Millions)	2010	2009	2010	2009
Large Case Pensions:
Revenue, excluding net realized capital gains (losses)	$ 121.1	$ 134.0	$ 262.8	$ 274.0
Net realized capital gains (losses)	11.5	1.8	16.6	(1.2)
Total revenue (GAAP measure)	$ 132.6	$ 135.8	$ 279.4	$ 272.8

Operating earnings	$ 6.1	$ 7.7	$ 15.8	$ 16.9
Net realized capital gains (losses)	7.5	1.8	12.8	(1.2)
Net income (GAAP measure)	$ 13.6	$ 9.5	$ 28.6	$ 15.7

Total Company:
Revenue, excluding net realized capital gains (A)	$ 8,502.4	$ 8,657.6	$ 17,047.2	$ 17,277.1
Net realized capital gains	43.4	13.2	120.1	8.4
Total revenue (B) (GAAP measure)	$ 8,545.8	$ 8,670.8	$ 17,167.3	$ 17,285.5

Business segment operating expenses (C)	$ 1,534.7	$ 1,443.5	$ 3,078.6	$ 2,937.0
Corporate Financing segment operating expenses (8)	43.4	58.7	86.7	117.5
Operating expenses, including Corporate Financing segment (D)	1,578.1	1,502.2	3,165.3	3,054.5
Litigation-related insurance proceeds	(20.0)	(38.2)	(90.0)	(38.2)
Total operating expenses (E) (GAAP measure)	$ 1,558.1	$ 1,464.0	$ 3,075.3	$ 3,016.3

Operating Expenses Ratios:
Business segment operating expense ratio (C)/(A)	18.1%	16.7%	18.1%	17.0%
Operating expense ratio (D)/(A)	18.6%	17.4%	18.6%	17.7%
Total operating expense ratio (E)/(B) (GAAP measure)	18.2%	16.9%	17.9%	17.4%

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Membership

	June 30,	March 31,	December 31,	June 30,
(Thousands)	2010	2010	2009	2009
Medical Membership:
Commercial	17,020	17,176	17,435	17,652
Medicare	451	451	433	423
Medicaid	1,131	1,061	1,046	977
Total Medical Membership	18,602	18,688	18,914	19,052

Consumer-Directed Health Plans (9)	2,221	2,206	1,868	1,827

Dental Membership:
Commercial	12,309	12,381	12,302	12,771
Medicare & Medicaid	605	572	692	653
Network Access (10)	998	1,000	1,067	1,145
Total Dental Membership	13,912	13,953	14,061	14,569

Pharmacy Membership:
Commercial	8,794	8,921	9,728	9,969
Medicare PDP (stand-alone)	637	601	346	328
Medicare Advantage PDP	234	233	240	227
Medicaid	30	30	30	27
Total Pharmacy Benefit Management Services	9,695	9,785	10,344	10,551
Mail Order (11)	638	625	669	683
Total Pharmacy Membership	10,333	10,410	11,013	11,234

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Operating Margins

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
(Millions)	2010	2009	2010	2009
Reconciliation to Income Before Income Taxes:
Operating earnings before income taxes, excluding interest
expense and amortization of other acquired intangible assets (A)	$ 785.0	$ 549.2	$ 1,524.6	$ 1,308.9
Interest expense	(60.7)	(60.7)	(121.6)	(122.2)
Amortization of other acquired intangible assets	(24.2)	(24.5)	(48.6)	(49.0)
Litigation-related insurance proceeds	20.0	38.2	90.0	38.2
Net realized capital gains	43.4	13.2	120.1	8.4
Income before income taxes (GAAP measure)	$ 763.5	$ 515.4	$ 1,564.5	$ 1,184.3

Reconciliation to Net Income:
Operating earnings, excluding interest expense and
amortization of other acquired intangible assets, net of tax	$ 505.3	$ 363.9	$ 991.4	$ 862.3
Interest expense, net of tax	(39.4)	(39.5)	(79.0)	(79.4)
Amortization of other acquired intangible assets, net of tax	(15.7)	(15.9)	(31.6)	(31.8)
Litigation-related insurance proceeds, net of tax	13.0	24.9	58.5	24.9
Net realized capital gains, net of tax	27.8	13.2	114.3	8.4
Net income (B) (GAAP measure)	$ 491.0	$ 346.6	$ 1,053.6	$ 784.4

Reconciliation of Revenue:
Revenue, excluding net realized capital gains (C)	$ 8,502.4	$ 8,657.6	$ 17,047.2	$ 17,277.1
Net realized capital gains	43.4	13.2	120.1	8.4
Total revenue (D) (GAAP measure)	$ 8,545.8	$ 8,670.8	$ 17,167.3	$ 17,285.5

Operating and Net Income Margins:
Total Company - Pretax operating margin (A)/(C)	9.2%	6.3%	8.9%	7.6%
Total Company - After-tax net income margin (B)/(D) (GAAP measure)	5.7%	4.0%	6.1%	4.5%

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(1) Operating earnings exclude net realized capital gains and losses and other items, if any, from net income.  Although the excluded items may recur, management believes that operating earnings and operating earnings per share provide a more useful comparison of Aetna’s underlying business performance from period to period.  Management uses operating earnings to assess business performance and to make decisions regarding Aetna’s operations and allocation of resources among Aetna’s businesses. Operating earnings is also the measure reported to the Chief Executive Officer for these purposes.

The following items are excluded from operating earnings because we believe they neither relate to the ordinary course of our business nor reflect our underlying business performance:
➢
Following a Pennsylvania Supreme Court ruling in June 2009, we recorded proceeds of $13.0 million ($20.0 million pretax) and $58.5 million ($90.0 million pretax), respectively, for the three and six months ended June 30, 2010, respectively, and $24.9 million ($38.2 million pretax) for the three and six months ended June 30, 2009 from our liability insurers related to certain litigation we settled in 2003.  We are continuing to litigate similar claims against certain of our other liability insurers.

➢
Net realized capital gains and losses arise from various types of transactions, primarily in the course of managing a portfolio of assets that support the payment of liabilities.  However, these transactions do not directly relate to the underwriting or servicing of products for customers and are not directly related to the core performance of Aetna’s business operations.

For a reconciliation of these items to financial measures calculated under U.S. generally accepted accounting principles (“GAAP”), refer to the tables on pages 7 through 9 and 11 of this press release.

(2) Certain metrics are adjusted to exclude noted development of prior-period health care cost estimates. These metrics include operating earnings, operating earnings per share and medical benefit ratios.

(3) Projected operating earnings per share exclude any future net realized capital gains or losses and other items, if any, from net income.  Aetna is not able to project the amount of future net realized capital gains or losses and therefore cannot reconcile projected operating earnings to projected net income in any period.  Projected operating earnings per share also exclude one-time costs associated with our agreement with CVS Caremark Corporation, which we expect to incur in the second half of 2010.  Projected operating earnings per share for the full year 2010 reflect approximately 426 million weighted average diluted shares.

(5) The operating expense ratio excludes net realized capital gains and losses and other items, if any.  Refer to a reconciliation of this metric to the comparable GAAP measure on page 9 of this press release.

(6) In order to provide useful information regarding Aetna’s profitability on a basis comparable to others in the industry, without regard to financing decisions, income taxes or amortization of other acquired intangible assets (each of which may vary for reasons not directly related to the performance of the underlying business), Aetna’s pretax operating margin is based on operating earnings excluding interest expense, income taxes and amortization of other acquired intangible assets. Management also uses pre-tax operating margin to assess Aetna’s performance, including performance versus competitors.

(7) Revenue and operating expense information is presented before income taxes.  Operating earnings, and operating earnings, excluding prior-period development information is presented net of income taxes.

(8) Our Corporate Financing segment is not a business segment.  It is added to our business segments to reconcile to our consolidated results.  The Corporate Financing segment includes interest expense on our outstanding debt and the financing components of our pension and other postretirement benefit plan expenses.

(9) Represents members in consumer-directed health plans included in Aetna’s Commercial medical membership.

(10) Represents members in products that allow these members access to Aetna’s dental provider network for a nominal fee.

(11) Represents members who purchased medications through our mail order pharmacy operations during the quarterly period and are included in pharmacy membership above.

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CAUTIONARY STATEMENT; ADDITIONAL INFORMATION -- -- Certain information in this press release is forward-looking, including our projections as to operating earnings per share, weighted average diluted shares and the impact of our agreement with CVS Caremark Corporation and our preparations for health care reform and regulatory changes. Forward-looking information is based on management's estimates, assumptions and projections, and is subject to significant uncertainties and other factors, many of which are beyond Aetna's control. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management, particularly the implementation of health care reform legislation. Health care reform will significantly impact our business operations and financial results, including our medical benefit ratios.  Components of the legislation will be phased in over the next eight years, and we will be required to dedicate material resources and incur material expenses during that time to implement health care reform.  Many significant parts of the legislation require further guidance and clarification in the form of regulations.  As a result, many of the impacts of health care reform will not be known until those regulations are enacted, which we expect to occur over the next several years.  Other important risk factors include adverse and less predictable economic conditions in the U.S. and abroad (including unanticipated levels of or rate of increase in the unemployment rate); adverse changes in federal or state government policies or regulations as a result of health care reform or otherwise (including legislative measures that would affect our business model, limit our ability to price for the risk we assume and/or reflect reasonable costs or profits in our pricing, such as mandated minimum medical benefit ratios, eliminate or reduce ERISA pre-emption of state laws (increasing our potential litigation exposure) or mandate coverage of certain health benefits); our ability to differentiate our products and solutions from those offered by our competitors, and demonstrate that our products lead to access to better quality of care by our members; unanticipated increases in medical costs (including increased intensity or medical utilization as a result of the H1N1 flu, increased COBRA participation rates or otherwise; changes in membership mix to higher cost or lower-premium products or membership-adverse selection; changes in medical cost estimates due to the necessary extensive judgment that is used in the medical cost estimation process, the considerable variability inherent in such estimates, and the sensitivity of such estimates to changes in medical claims payment patterns and changes in medical cost trends; increases resulting from unfavorable changes in contracting or re-contracting with providers, and increased pharmacy costs); failure to achieve desired rate increases and/or profitable membership growth due to the slowing economy, regulatory restrictions and/or significant competition, especially in key geographic markets where membership is concentrated; adverse changes in size, product mix or medical cost experience of membership; adverse pricing or funding actions by federal or state government payors; our ability to integrate, simplify, and enhance our existing information technology systems and platforms to keep pace with changing customer and regulatory needs; the ability to successfully integrate our businesses (including acquired businesses) and implement multiple strategic and operational initiatives simultaneously; managing CEO succession and retention of key executive talent; the ability to reduce administrative expenses while maintaining targeted levels of service and operating performance; the outcome of various litigation and regulatory matters, including the CMS review and sanctions, litigation concerning, and ongoing reviews by various regulatory authorities of, certain of our payment practices with respect to out-of-network providers; reputational issues arising from data security breaches or other means; the ability to improve relations with providers while taking actions to reduce medical costs and/or expand the services we offer; increases in medical costs or Group Insurance claims resulting from any epidemics, acts of terrorism or other extreme events; and a downgrade in our financial ratings. Important risk factors that could materially affect statements made concerning our agreement with CVS Caremark Corporation include without limitation the timely receipt of necessary regulatory and other approvals, which could be delayed for a variety of reasons related or not related to the agreement itself, and the ability to successfully implement the CVS Caremark agreement on a timely basis and in a cost-efficient manner and to achieve projected operating efficiencies for the agreement.  For more discussion of important risk factors that may materially affect Aetna, please see the risk factors contained in Aetna's 2009 Annual Report on Form 10-K and Aetna’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, each on file with the Securities and Exchange Commission (“SEC”), and Aetna’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 (Aetna’s “Second Quarter 10-Q”), when filed with the SEC. You also should read Aetna’s Second Quarter 10-Q, when filed with the SEC for a discussion of Aetna’s historical results of operations and financial condition.